MEMO TO OUR STALWART SHAREHOLDERS

We've been so busy at Pow! that this is the first chance I've had to clue you in to where we stand on some of our multiple projects.  Now here's the first of what I hope will be a number of such memos. This past quarterly plate:

Chinese superhero (as yet untitled)
 The advance monies for this motion picture have been received by Pow!  There is an active 24/7 group of individuals attending to it on the Asian side.  We are currently in the process of identifying a screenwriter who meets the requisites of both Pow! and Magic Storm (our Chinese partners).

THE GUARDIANS
NHL-GME-Comcast.   Pow! has created a superhero concept for each of the 30 teams in the NHL.  A graphic novel depicting the 30 Guardians has been published and been very well received.  The company is now engaged in exploring licensing and merchandising opportunities across the media board.

STAN LEE COMICS
This is a partnership with A-Squared Entertainment and Archie Comics. The first of at least 5 comics is slated to be released in the 1st quarter of 2012.

A  Major Motion Picture Project
We’ve dotted all the i’s and crossed all the t’s in connection with a major studio which is currently negotiating with the screenwriter and director for an original Pow! superhero.

HELLANA
We have concluded an arrangement with a team of screenwriters to further develop this original, high-concept Stan Lee/Pow! live-action project.

YIN AND YANG: THE BATTLE OF TAO!
Together with an experienced stage production partner, we are currently exploring theatrical locations for a live-on-stage rock opera show.

A New, As-Yet-Untitled Superhero
We’ve signed a deal for the development of a new superhero for which the company has received advances.  We're currently seeking a script writer.

ROMEO AND JULIET: THE WAR
Partnering with another producer, we are developing a graphic novel/coffee table publication titled "Romeo and Juliet: The War" which will then be used as a vehicle for creating multiple media interests.

NEW MEDIA
Additionally, Pow! has joined forces with a digital expert to create a New Media Division, utilizing the Stan Lee/Pow! brand for internet and mobile-based projects, real and virtual, to capitalize on all the new, burgeoning means of distribution.

The foregoing represents the tip of the iceberg, since in total there are about 20 projects the company has in development at various stages.  So stay tuned.

Excelsior!

Stan Lee